Exhibit 10.73

CAPITAL MARKET

ADVISORY AGREEMENT

THIS AGREEMENT, dated as of July 1, 2022, between LaRosa Holdings, Inc. (the “Company”), having its principal place of business at 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747 and Exchange Listing, LLC (“Consultant”), having its principal place of business at 515 E. Las Olas Blvd, Suite 120, Fort Lauderdale, Florida 33301.

RECITALS

WHEREAS, Consultant is engaged in the business of providing advisory services and advising companies in connection with their business; and

WHEREAS, the Company desires to engage Consultant to perform certain advisory and consulting services for the Company and Consultant desires to perform the services for the Company, subject to the terms and conditions of this Agreement;

THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT

1.           ENGAGEMENT BY CONSULTANT. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of his ability (the “Services”), upon the terms and conditions hereinafter set forth.

A.           Duties. Consultant shall perform those services as reasonably requested by the Company, including but not limited to the Services described herein. Consultant shall devote Consultant's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Consultant shall also make himself available to answer questions, provide advice and Services to the Company upon reasonable request and notice from the Company. It is mutually understood that the Consultant shall not be accountable for operational duties.

B.           Responsibilities. Assist with the strategic analysis of the Company’s business objectives and specific advice on balancing these objectives with the expectations of the US capital markets.

C.           Scope of Work.

1.	Capital Market Advisory – Provide an array of capital markets services, including but not limited the following:

i.	Assist the Company with a capital market road map including strategy, development and execution;
ii.	Assist the Company with its filings with the Securities and Exchange Commission (“SEC”);
iii.	Rendering advice on methods of structuring financing, assisting the Company in identifying and working with selected investors, placement agents and/or underwriters;
iv.	Assist the Company with market awareness, after market support, research & analyst coverage; and
v.	Reviewing the Company’s financial position and projections relating to the Company’s ongoing capital requirements, analyzing the pro forma effects of a financing on such projections;

2.	Corporate Governance

i.	Ongoing update of the Company's Corporate Governance Policy;
ii.	Assist with ongoing compliance and management of boards along with best practices;
iii.	Assist management of the Company in complying with all exchange regulations in regards to fulfilling governance requirements; and

iv.	Assist with the preparation of materials to and presenting to the Board of Directors.

3.	Financing Services

i.	Using reasonable efforts to identify and introduce the Company to prospective financial investors, senior lenders, strategic corporate investors, acquirers of assets, merger partners and/or other sources of capital (“Transaction”);
ii.	Evaluating Transaction proposals on behalf of the Company and providing guidance with respect to the Transaction structure and valuation;
iii.	Assisting in any discussions or negotiations of any Transaction, as requested by the Company; and
iv.	Working with the Company and its professionals in closing any Transaction as deemed appropriate and necessary.

4.	Merger and Acquisition Services

i.	Using reasonable efforts in identifying and introducing the Company to prospective acquisition candidates, including target acquisitions, merger partners and strategic partners (collectively, “Targets”); and
ii.	Providing advice and assistance in connection with structuring and negotiating of any merger or acquisition;
iii.	Performing financial, strategic and valuation analyses of Targets of the Company*; and
iv.	Working with the Company and its professionals in closing any Merger or Acquisition as deemed appropriate and necessary. *

*	It is mutually understood that additional compensation may be warranted based around the depth and scope of our involvement.

5.	Organizational Meetings

i.	Weekly Organizational meetings with the “working” team to review developments, discuss any potential challenges and establish action steps, results, timelines and responsibilities;
ii.	Quarterly Strategic Planning Meetings to review a capital market road map that includes strategy, development and execution; and
iii.	Board Meetings as requested by the Chairman of the Board;

6.	Marketing

i.	Grounding meeting – the purpose is to get all decision makers aligned and to set a common understanding of the process, deliverables, nomenclature usage and next steps. High level agenda includes:

I.	Review of current positioning, marketing, and nomenclature.
II.	Review of company deliverables vs. differentiators
III.	Q&A with the focus to define a common “Corporate Position” to move strategy forward
IV.	Develop a Roadmap of key corporate milestones and press releases expected/projected for the next 12 months that we will need to map the corporate/investor communication campaign(s).

ii.	Delivery of first pass deliverables – Based on the work done in the Grounding Meeting above, the Advisor will create the following deliverable to be used as a foundation for the fine-tuning of the Corporate Communication and Awareness Strategy.

I.	Simplified write-up of the corporate purpose and approach (Mission/Vision)
II.	Draft of the key highlights and differentiators that will be used as a guide to all our near-term communications and outreach programs. These will be what bridges our products and services to our corporate purpose and approach.

III.	Draft of proposed investor outreach program. Includes wholesale and retail investors and the channels used to reach them. The outreach program will be mapped to the roadmap of key corporate milestones and press releases provided by the Company.

iii.	Deliverable of final marketing implementation strategy

I.	Marketing Implementation strategy

a.	Vendor choices & Contracts
b.	Marketing Vendor Choices and contracts
c.	Final budget
d.	Use of funds breakdown by vendor

2.           TERM. The term of this Agreement shall commence on the execution date and shall continue for a period of six (6) months or as otherwise extended by both parties.

3.           COMPENSATION. The Company agrees to compensate the Consultant in the following manner as consideration of the Services to be rendered hereunder:

A.	$10,000 per month paid quarterly in advance commencing upon the Company listing on Nasdaq;

B.	50,000 shares of the Company’s common stock to be issued upon execution of this Agreement; and

C.	The Company shall promptly reimburse the Consultant for any pre-approved costs and expenses incurred by the Consultant in connection with any Services specifically requested by Company and performed by the Consultant pursuant to the terms of the Agreement.

4.           INDEPENDENT CONTRACTOR.

It is expressly agreed that the Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and the Consultant. The Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant's compensation hereunder and Company shall not withhold or pay any such taxes on behalf of the Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, the Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees. While the foregoing Duties and Responsibilities of the Consultant may in a technical legal sense cause Consultant to be deemed an agent of Company, Consultant shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

5.           ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of the Consultant. Neither the Consultant nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of the Consultant which shall be considered given by the Consultant’s entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

6.           PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

A.           Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as “Proprietary Information”.

B.           General Restrictions on Use. Consultant agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out the Consultant's responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which the Consultant can show was rightfully in the Consultant's possession at the time of disclosure by Company; (y) information which the Consultant can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

C.           Ownership of Work Product. All Work Product as defined hereinafter shall be considered work(s) made by the Consultant for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other materials, or other objects produced as a result of Consultant's work or delivered by the Consultant in the course of performing that work.

7.           TERMINATION. This Agreement may be terminated on the occurrence of any one of the following events:

A.           The expiration of the Term hereof;

B.           A material breach of this Agreement by the Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to the Consultant by the Company that specifically identifies the manner in which the Company believes that the Consultant has breached this Agreement;

C.           Any material acts or events which inhibit the Consultant from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant's lack of honesty or Consultant's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

8.           DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by the Consultant hereunder, shall be those of the Company or such affiliates and the Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions.

9.           GENERAL PROVISIONS.

A.           Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

B.           Attorneys' Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

C.           Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

D.           Binding. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

E.            Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

Company:	LaRosa Holdings, Inc.
1420 Celebration Boulevard
2nd Floor, Celebration, Florida 34747
Attn: Joseph LaRosa
joe@larosarealtycorp.com

Advisor:	Exchange Listing, LLC
515 E. Las Olas Blvd
Suite 120
Fort Lauderdale, Florida 33301
Attn: Peter Goldstein
peter@exchangelistingllc.com

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed. No notices may be sent via computer generated electronic mail (so-called “email”).

F.           Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

G.           Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

H.           Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

I.            Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

J.            Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

K.           No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

L.            Non-Circumvent. The Company hereby expressly covenants and agrees not to engage in any discussions or negotiations or to execute any agreement, understanding or undertaking whatsoever with any person or entity that introduced by the Consultant, without the consent and approval of the Consultant including third parties who may be interested in providing or receiving financing of any kind (a “Financing”) or in entering into a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, collaboration, strategic alliance or other similar transaction (any such transaction, a “Transaction”).

M.           Not Acting as a Broker-Dealer/Legal. The Company hereby acknowledges that Consultant is not a licensed broker-dealer and is not raising capital for the Company. The Company also acknowledges that the Consultant is not providing any legal services on behalf of the Company.

10.         INDEMNIFICATION.

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any material breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information and Invention Assignment Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party’s rights resulting in whole or in part from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.

Company agrees to indemnify and hold harmless the Consultant and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any negligent, reckless or intentionally wrongful act of the Company or the Company’s officers, directors, employees, contractors or agents.

11.         WARRANTIES AND REPRESENTATIONS.

Consultant’s advisory services are provided on a best-efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant's advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant. Consultant represents and warrants to Company that (a) he is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”		“CONSULTANT”

LAROSA REALTY CORP		EXCHANGE LISTING, LLC

By:	/s/ Joseph LaRosa	By:	/s/ Peter Goldstein
	Joseph LaRosa, CEO		Peter Goldstein, CEO

Date:	8/2/2022	Date:	8/3/2022

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